Exhibit 10.1

CONVERTIBLE LOAN AGREEMENT

THIS CONVERTIBLE LOAN AGREEMENT (this “Agreement”) is entered into as of the 10th day of August 2018 (the "Effective Date"), by and between Cannabics Pharmaceuticals Inc., a Nevada corporation, with an address at #3 Bethesda Metro Center, Suite 700 Bethesda, Md., (the “Investor”), and Eroll Grow Tech Ltd., an Israeli company, with an address at HaCarmel 2, Yokneam, Israel (the “Company”).

WHEREAS, the parties are interested in cooperating in the development of secure, targeted and personalized growing environments for medical cannabis for the benefit of patients screened by the Investor; and

WHEREAS, the Investor is willing to make available to the Company (i) an Initial Loan (as defined and described in Section 1), (ii) a Second Investment (as defined and described in Section 2.2) and (iii) a Second Loan (as defined and described in Section 3), all subject to the fulfillment of the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Initial Loan.

1.1       The Investor agrees to lend to the Company Five Hundred Thousand U.S. Dollars (US$500,000), subject to the terms and conditions of this Agreement (the “Initial Loan”).

1.2       The Investor will transfer the Loan to the Company, in accordance with the wire transfer instructions provided in writing by the Company to the Investor within 3 (three) days of the signing of this Agreement, or on such other date as agreed upon by the parties (the “Initial Loan Closing” and the "Initial Loan Closing Date"). At the Initial Loan Closing, the Company will deliver to the Investor a Convertible Promissory Note substantially as set forth in Exhibit A (the "Note").

1.3       The Initial Loan shall not bear interest.

1.4       The amount owed to the Investor shall be calculated as the Initial Loan (the "Investment Amount").

1.5       Subject to Section 2 and Section 5 below, the Company shall repay the Investment Amount to the Investor ninety (90) days after the Loan Closing Date (the “Due Date”).

1.6       As security for the repayment of the Initial Loan when due, the Company hereby grants the Investor a first ranking fixed security interest in all of the assets and rights of the Company, including the intellectual property owned by the Company. The Company shall, forthwith following the Loan Closing Date, submit all documents and forms required to register the security interest created hereunder with the Israeli Registrar of Companies and shall deliver to the Investor original certificates of registration of such security interest upon receipt of such from the relevant governmental agency.

2.	Conversion; Second Investment.

2.1       Automatic Conversion. In the event that within three (3) months of the Loan Closing, the Company’s shares are listed for public trading on an inter-dealer quotation system, such as The OTC Markets, (the “Conversion Trigger Event”). then the Investment Amount shall be automatically converted into such number of fully-paid and non-assessable ordinary shares of the Company representing 7.5% of the outstanding shares on a fully-diluted basis of the Company at the time of conversion (the “Automatic Conversion”). The Company shall promptly upon the conversion of the Investment Amount issue and deliver to the Investor a certificate representing the number of shares of the Company to which the Investor shall be entitled upon conversion of the Investment Amount.

2.2       Second Investment., the Investor shall invest an additional $500,000 in the Company (the “Second Investment”), subject to fulfillment of shipment of a minimum of 96 units of Seedo units and in consideration for the Second Investment, the Company shall issue to the Investor such number of fully-paid and non-assessable ordinary shares of the Company representing an additional 7.5% of the outstanding shares on a fully-diluted basis of the Company at the time of conversion, such that following the Second Investment, the Investor shall hold 15% of the outstanding shares on a fully-diluted basis of the Company.

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2.3       Warrants – The Investor shall issue to the Company one million Warrants of its stock at a strike price of $2.00 per share, said Warrants shall have a one-year life span.

3.	Second Loan.

3.1       Thirty (30) days from the second investment and event of the occurrence of a Conversion Trigger Event, the Investor shall lend to the Company an additional One Million U.S. Dollars (US$1,000,000), subject to the terms and conditions of this Agreement (the “Second Loan”).

3.2       The Investor will transfer the Second Loan to the Company, in accordance with the wire transfer instructions provided in writing by the Company to the Investor within three (3) days of the Conversion Trigger Event, on such other date as agreed upon by the parties (the “Second Loan Closing” and the "Second Loan Closing Date"). At the Second Loan Closing, the Company will deliver to the Investor a Convertible Promissory Note substantially as set forth in Exhibit B (the "Second Note").

3.3       The Second Loan shall not bear any interest.

3.4       Subject to Section 4 and Section 5 below, the Company shall repay the Second Loan to the Investor on the one-year anniversary of the Second Loan Closing Date (the “Second Loan Due Date”).

3.5       As security for the repayment of the Second Loan when due, the Company hereby grants the Investor a first ranking fixed security interest in all of the assets and rights of the Company, including the intellectual property owned by the Company. The Company shall, forthwith following the Second Loan Closing Date submit all documents and forms required to register the security interest created hereunder with the Israeli Registrar of Companies and shall deliver to the Investor original certificates of registration of such security interest upon receipt of such from the relevant governmental agency.

In case the Investor shall not transfer the Second Loan, or any part thereof to the Company when due, according to section 3.2 of this agreement, the Investor shall return to the Company such number of fully-paid and non-assessable ordinary shares of the Company representing an 5% of the outstanding shares on a fully-diluted basis of the Company at the time of conversion ("the returned shares") such that the Investor shall hold 10% of the outstanding shares on a fully-diluted basis of the Company (instead of 15%).

Upon any merger of the Company to a publicly listed vehicle and as security for the transfer of the second loan by the Investor to the Company when due, the Investor hereby agrees to deposit an executed Power of Attorney and Stock Power of said “returned shares” into the hands of the Investor’s attorney (the “Trustee”). The Trustee shall transfer said Stock Power to the Company should the Investor fail to transfer the Second Loan when due.

4.	Conversion of Second Loan.

At any time prior to the Second Loan Due Date (including immediately prior to an Event of Acceleration, as defined below), the Investor shall have the option to convert the Second Loan into such number of fully-paid and non-assessable ordinary shares of the Company representing 5% of the outstanding shares on a fully-diluted basis of the Company at the time of such conversion.

5.	Acceleration of Repayment.

The Investment Amount and/or the Second Loan will become, in the Investor’s sole discretion, repayable upon the occurrence of an Event of Acceleration (as defined below) that occurs prior to the conversion of the Investment Amount under Section 2 above and/or prior to the conversion of the Second Loan under Section 4 above. For the purposes of this Section 5, an “Event of Acceleration” shall be deemed to exist upon the occurrence of any of the following: (a) the Company files a petition in bankruptcy, files a petition seeking any reorganization, arrangement, composition, or similar relief under any law regarding insolvency or relief for debtors, or makes an assignment for the benefit of creditors; (b) a receiver, trustee, or similar officer is appointed for the business or a significant part of the property of the Company, and such appointments are not stayed, enjoined, or discharged within forty-five (45) days from their commencement; (c) any involuntary petition or proceeding under bankruptcy or insolvency laws is instituted against the Company, and such actions are not stayed, enjoined, or discharged within forty-five (45) days from their commencement; (d) the Company adopts a resolution for discontinuance of its business or for its liquidation, dissolution or winding-up; or (e) a sale of all or substantially all of the assets of the Company.

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6.	Royalties.

6.1       Following the Second Loan Closing Date, the Company shall pay the Investor royalties in an amount equal to a percentage of the Company’s revenues starting January, 2019 sales as follows:

(a)       Until the conversion or repayment of the Second Loan, an amount equal to 2.5% of revenues

(b)       Following the conversion or repayment of the Second Loan, an amount equal to 5% of revenues.

6.2       The company shall pay the royalties quarterly, within ten (10) days after the end of each quarter calculated on an incoming cash basis.

6.3       Notwithstanding the above, for the first year following the Second Loan Closing Date, the Company shall pay the Investor minimum royalties of not less than $500,000. In January, 2020, the Company shall calculate the FY 2019 total royalties paid and in case it will be less than $500,000, the company will pay any deficit amount within 90 days.

6.4       In the event the Second Loan is repaid, the aggregate royalties to be paid by the Company hereunder will be capped at maximum $4,000,000. In the event the Second Loan is converted into shares, the aggregate royalties to be paid hereunder will be capped at a maximum of $8,000,000.

7.	Research and Development Cooperation

7.1       The parties shall cooperate in the development of secure, targeted and personalized growing environments for medical cannabis for the benefit of patients screened by the Investor pursuant to the development plan attached hereto as Exhibit C (the “Joint Development Plan”).

7.2       All intellectual property developed by the mutual development of the parties, including patents that may be filed by either of the parties in the course of the performance of the Joint Development Plan and shall be jointly-owned by both parties.

7.3       During the term of this Agreement, the Company shall not perform any of activities set forth in the Joint Development Plan for any other person or entity without the prior written consent of the Investor.

8.	Representations and Warranties of the Company.

The Company hereby represents and warrants to the Investor the following to be true and correct as at the date hereof, and acknowledges that the Investor is entering into this Agreement in reliance thereon, as follows:

8.1       Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of Israel. The Company has all requisite power and authority to execute and deliver this Agreement.

8.2       Ordinary Shares. All issued and outstanding shares of capital stock of Company have been duly authorized, validly issued, fully paid and are non-assessable.

8.3       Enforceability; Authorization. This Agreement, when executed and delivered by the Company, will constitute the valid, binding and enforceable obligations of the Company. The execution, delivery and performance of the obligations of the Company hereunder have been duly authorized by all necessary corporate action.

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8.4       Intellectual Property. The Company has sufficient title and ownership, or has obtained the unrestricted right to use, free and clear of all liens, claims, restrictions, third-party rights or royalties known to the Company, in and to patents, trademarks, service marks, trade names, copyrights, moral rights and other proprietary rights and processes, and applications, licenses and rights with respect to the foregoing, and trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs and technical data and information (collectively herein “Intellectual Property”) used in the conduct of its business as now conducted, without infringing upon or violating any rights of others.

9.	Representations and Warranties of the Investor.

The Investor hereby represents and warrants to the Company the following to be true and correct as at the date hereof and acknowledges that the Company is entering into this Agreement in reliance thereon, as follows:

9.1       Enforceability; Authorization. The Investor has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Investor, will constitute the valid, binding and enforceable obligations of the Investor. The execution, delivery and performance of the obligations of the Investor hereunder have been duly authorized by all necessary corporate action.

9.2       Investment Experience. The Investor is experienced and knowledgeable regarding business and securities of companies and is capable of evaluating the risks of its investment in the Company.

9.3       Investment Intent. The Investor is investing in the Company for its own account for investment and not with a view to sale or distribution of the securities issued in consideration therefore, and shall not sell or otherwise transfer any of the securities, except in accordance with all applicable securities and corporate laws and the terms of the Company’s governing documents.

9.4       Financial Ability. The Investor has sufficient financial resources available to support the loss of all or a portion of Investor’s investment in the Company, has no need for liquidity in the investment in the Company, and is able to bear the economic risk of the investment.

9.5 No Registration. The Investor understands and acknowledges that any securities issued pursuant to this Agreement have not been registered under the securities laws of any jurisdiction.

9.6 No Public Market.  The Investor understands and acknowledges that no public market now exists for any of the securities issued by the Company.

10.	Information Rights

The Company shall provide the Investor with (a) a monthly investor report which shall include information about the Company’s progress (e.g. key financial metrics including monthly recurring revenue, cash on hand, monthly burn rate, etc.; product updates; new customers, partners or initiatives; and requests for assistance), and (b) copies of the Company's complete unaudited financial statements for each fiscal quarter. The investor has a right to appoint an observer to the Company Board.

11.	Pre-Emptive Right.

Until the conversion of the Investment Amount, the following provisions shall apply:

11.1       The Company hereby grants the Investor a right of participation (the “Right of Preemption”) to purchase all or part of his pro rata portion of any New Securities that the Company may, from time to time propose to sell and issue. Such pro rata share, for purposes of this Right of Preemption, is the ratio of the sum of the number of shares then owned by the Investor and the number of shares into which the Investment Amount is convertible, to the sum of the total number of shares of the Company then outstanding.

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11.2       For purposes of this Section 11, "New Securities" shall mean any shares of the Company, whether now or hereafter authorized, and rights, options, convertible instruments or warrants to purchase said shares, and securities of any type whatsoever that are, or may become, convertible into said shares, but shall not include the following: (a) shares issued in connection with any share split, dividend, or recapitalization by the Company; and (b) options to employees, directors, outsourcing services providers, or consultants issued pursuant to an approved stock option plan, or shares issued pursuant to the exercise of such options, and (c) any grants.

11.3       In the event that the Company proposes to undertake an issuance of New Securities, it shall give the Investor written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same. The Investor shall have fourteen (14) days after delivery of such notice to agree to purchase all or part of his pro-rata share of such New Securities for the price and upon the general terms specified in the notice, by giving written notice to the Company setting forth the quantity of New Securities to be purchased. In the event and to the extent that the Investor fails to exercise the Right of Preemption within the fourteen (14) day period specified above, the Company shall have one hundred twenty (120) days thereafter to sell the New Securities which were not purchased by the Investor, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice. In the event the Company has not sold the New Securities within such one hundred twenty (120) day period, the Company shall not thereafter issue or sell any New Securities, without first offering such New Securities to the Investor in the manner provided above.

12.	Confidentiality.

Each party agrees to maintain in confidence and trust, and not disclose or make any unauthorized use of, whether for its own personal benefit or for the benefit of others, any proprietary or confidential information of the other party, including without limitation, trade secrets, know-how, business plans, and marketing plans, whether documentary, written, oral or computer generated. Each party’s confidential information does not include information that is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known to the public or information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement.

13.	Miscellaneous.

13.1       Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

13.2       This Agreement shall be governed by and construed according to the laws of the State of New York, without regard to the conflict of laws provisions thereof.

13.3       Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

13.4       This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matters hereof and supersedes any prior agreement, understanding, or contract, written or oral, with respect to the subject matter hereof.

13.5       No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

13.6       If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

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13.7       This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties have signed this Agreement in one or more counterparts as of the date first hereinabove set forth.

The Investor	The Company

Cannabics Pharmaceuticals Inc.	Eroll Grow Tech Ltd.

/s/ Eyal Barad	/s/ Zohar Levy
Eyal Barad, CEO	Zohar Levy, CEO

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